Certification of Chief Executive Officer, Pursuant to
18 U.S.C. Section 1350,
As Adopted Pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report on Form 10-Q of Borland Software Corporation (the "Company") for the quarterly period ended June 30, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Dale L. Fuller, as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

    (1)  the Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

    (2)  the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Report and results of operations of the Company for the period covered by the Report.
/s/ DALE L. FULLER

Dale L. Fuller
Chief Executive Officer
November 9, 2004

This certification accompanies this Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. This certification is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Report), irrespective of any general incorporation language contained in such filing.